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                                                                    EXHIBIT 99.1

                              COVALENT GROUP, INC.
                TO CONDUCT $4 MILLION CLINICAL DEVELOPMENT STUDY

WAYNE, PA, December 17, 1998: Covalent Group, Inc. (Nasdaq: CVGR) today announced that it has been awarded a $4 million contract from a leading pharmaceutical firm to conduct a major, multi-year, clinical development study. The contract also provides for Covalent to administer and manage an additional $8 million in investigator grants, clinical development fees, and other related expenses.

"This new study, which is in a major therapeutic area, interfaces with our core competency in advanced clinical research and will utilize our integrated electronic centralized patient randomization, drug dispensing and drug tracking system, TeleTrial. This system will cost-effectively accelerate the achievement of the sponsor's clinical research milestones in this study," commented Bruce LaMont, Chief Executive Officer. "Covalent will continue to deliver quality services and innovative solutions to its expanding client base. Our experience and expertise are affording us the opportunity to help ensure the success of our clients' products in the marketplace."

Covalent provides drug development and health management solutions to pharmaceutical and device manufacturers as well as managed care organizations. To aid its pharmaceutical and managed care customers, Covalent has developed several currently available proprietary products utilizing interactive speech recognition technology including TeleTrial, a clinical trial management system,
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and Virtual HouseCall, a disease assessment system.
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This press release contains forward looking statements.  Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors and could cause actual results to materially differ from those in forward-looking statements is contained in Covalent's SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent's investor relations department.

Company Contact:  William Robinson, CFO  610-975-9533
Contact us on-line:  http://www.cracorp.com/